Exhibit 99.1

GLYCOMIMETICS PROVIDES UPDATE ON PFIZER’S PLANS TO INTITIATE

PHASE 3 TRIAL WITH RIVIPANSEL IN MID-2015

– GlycoMimetics to receive $20 million milestone payment upon dosing of first patient in trial –

GAITHERSBURG, MD, APRIL 7, 2015 – GlycoMimetics, Inc. (NASDAQ: GLYC) announced today that Pfizer (NYSE: PFE) has informed the company that it anticipates initiating a planned Phase 3 clinical trial with rivipansel (GMI-1070) in mid-2015. Pfizer has advised GlycoMimetics that the clinical supply issue which has delayed the start of this trial has been discussed with the FDA. Based on these discussions, Pfizer anticipates the study being able to start enrollment in mid-2015, following FDA review of amended study documents.

Under the terms of the license agreement between the two companies, Pfizer is scheduled to make a $20 million milestone payment to GlycoMimetics once the first patient is dosed in the Phase 3 clinical trial. This milestone is the second of two scheduled milestone payments totaling $35 million upon initiation of the Phase 3 clinical trial. Pfizer previously paid GlycoMimetics $15 million in May 2014. Rivipansel is initially being developed as a potential treatment for vaso-occlusive crisis (VOC) of sickle cell disease. Under the license agreement, Pfizer is responsible for the clinical development and regulatory submission and, if approved, the commercialization of rivipansel.

“Pfizer’s commitment to initiating the rivipansel Phase 3 clinical trial represents a key step in the development of this potentially important new medication for treatment of pain crisis associated with sickle cell disease.” said Rachel King, Chief Executive Officer, GlycoMimetics.

Rivipansel has received both Orphan Drug and Fast Track status for the treatment of VOC from the FDA, and Orphan Product status in the European Union.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role. GlycoMimetics entered into an exclusive license agreement with Pfizer for rivipansel in October 2011. Under the license agreement, Pfizer is responsible for the clinical development, regulatory approval and potential commercialization of rivipansel. A GlycoMimetics wholly-owned candidate therapy (GMI-1271) for acute myeloid leukemia (AML) and other blood disorders is also in clinical trials. Glycomimetics are molecules that mimic the structure of carbohydrates involved in important biological processes. Using its expertise in carbohydrate chemistry and knowledge of carbohydrate biology, GlycoMimetics is developing a pipeline of glycomimetic drug candidates that inhibit disease-related functions of carbohydrates, such as the roles they play in inflammation, cancer and infection. Learn more at www.glycomimetics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the clinical development of rivipansel, including expected milestone payments from Pfizer. Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the Company’s annual report on Form 10-K that was filed with the U.S. Securities and Exchange Commission on March 16, 2015, and other filings the Company makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

# # #

Source: GlycoMimetics

Investor Contact:

Shari Annes

Phone: 650-888-0902

Email: sannes@annesassociates.com

Media Contact:

Jamie Lacey-Moreira

Phone: 410-299-3310

Email: jamielacey@presscommpr.com